                                                               EXHIBIT 99(g)(1)

                                                Index No.  97-115715
County of New York                              Date purchased August 29, 19
----------------------------------------------
RICHARD APPLEBY, on behalf of himself and all
others similarly situated,                      Plaintiff(s) designate(s)
                                                 New York
                                                County as the place of trial.

                                                The basis of the venue is defendant
                                                transact business in the
                              Plaintiff(s)      county.
                   against                          Summons
REXEL, INC., REXEL, S.A., INTERNATIONAL
TECHNICAL DISTRIBUTORS, INC., GILLES GUINCHARD,
ERIC LOMAS, SERGE WEINBERG, PIERRE CHAREYRE,    Plaintiff(s) reside(s) at c/o Abbey,
ALAIN REDHEUIL, JOHN B.  FRASER,  R. GARY              Gardy & Squitieri,
GENTLES, AUSTIN LIST, GERALD E. MORRIS and      212 East 39th St., NY NY
NICHOLAS SOKOLOW                                County of New York
                                Defendant(s)
-----------------------------------------------

To the above named Defendant(s)

        You are hereby summoned to answer the complaint in this action and to serve a copy of your answer, or, if the complaint is not served with this summons, to serve a notice of appearance, on the Plaintiff's Attorney(s) within 20 days after the service of this summons, exclusive of the day of service (or within 30 days after the service is complete if this summons is not personally delivered to you within the State of New York); and in case of your failure to appear or answer, judgement will be taken against you by default for the relief demanded in the complaint.

                                                ABBEY, GARDY & SQUITIERI, LLP
Dated,  August 29, 1997                             Attorney(s) for Plaintiff
                                                 Office and Post Office Address
Defendant's address:                            212 East 39th Street
                                                New York, New York 10016

(SEE RIDER TO SUMMONS)
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                              RIDER A TO SUMMONS


(List of Defendants' addresses ...)


Rexel, Inc.                            Rexel, S.A.
c/o 150 Alhambra Circle                25, rue de Clichy
Coral Gables, Florida                  75009 Paris, France


International Technical Distributors, Inc.
301 46th Court
Meridian, Mississippi

Gilles Guinchard
c/o 150  Alhambra Circle
Coral Gables, Florida

Eric Lomas
c/o 150 Alhambra  Circle
Coral Gables,  Florida

Serge Weinberg
c/o 150  Alhambra Circle
Coral Gables, Florida

Pierre Chareyre
c/o 150  Alhambra Circle
Coral Gables, Florida

Alain Redheuil
c/o 150 Alhambra Circle
Coral Gables, Florida

John B. Fraser
c/o 150  Alhambra Circle
Coral Gables, Florida

R. Gary Gentles.
c/o 150  Alhambra Circle
Coral Gables, Florida

Austin List
c/o 150  Alhambra Circle
Coral Gables, Florida

Gerald E. Morris
c/o 150  Alhambra Circle
Coral Gables, Florida

Nicolas Sokolow
c/o 150  Alhambra Circle
Coral Gables, Florida

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK
----------------------------------
RICHARD APPLEBY, on behalf of         Index No. 97-115715
himself and all others similarly
situated,
                                      CLASS ACTION
                       Plaintiff,     COMPLAINT
                                      ---------

          -against-

REXEL, INC., REXEL, S.A.,                    New York
INTERNATIONAL TECHNICAL                 COUNTY CLERK'S OFFICE
DISTRIBUTORS, INC., GILLES
GUINCHARD, ERIC LOMAS, SERGE                 AUG 29 1997
WEINBERG, PIERRE CHAREYRE, ALAIN
REDHEUIL, JOHN B. FRASER, R. GRAY       NOT COMPARED
GENTLES, AUSTIN LIST, GERALD E.         WITH COPY FILED
MORRIS and NICOLAS SOKOLOW,

                    Defendants.

---------------------------------


    Plaintiff, by his attorneys, alleges upon information and belief, except as to paragraph 1 which plaintiff alleges upon knowledge, as follows:

    1. Plaintiff Richard Appleby is and was, at all times relevant to this action, a stockholder of defendant Rexel, Inc. ("Rexel" or the "Company").

    2. Defendant Rexel is a corporation duly organized and existing under the laws of the state of New York, with its principal offices located at 150 Alhambra Circle, Coral Gables, Florida. There are currently over 25 million shares of Rexel common stock outstanding. Rexel distributes electrical supplies. Approximately 50.6% of the approximately 25 million outstanding shares of Rexel are held by Rexel, S.A. and International

Technical Distributors, Inc. ("ITD"), a subsidiary of Rexel, S.A. (collectively the "Rexel Group").

        3. Defendant Rexel, S.A., located at 25, rue de Clichy, 75009 Paris, France, distributes electrical supplies. Defendant Rexel, S.A. owns in its own name 8,218,787 or 32% of Rexel common stock. By virtue of such holdings it is breaching its fiduciary duties to Rexel shareholders by virtue of its control of the company.

        4. Defendant Gilles Guinchard at all relevant times hereto is and was a Director, President and Chief Executive Officer of the Company.

        5. Defendant Eric Lomas at all relevant times hereto is and was a Director and Chairman of the Board of the Company.

        6. Defendant Serge Weinberg at all relevant times hereto is and was a director and Vice Chairman of the Board of the Company.

        7. Defendants Pierre Chareyre and Alain Redheuil, at all relevant times hereto are and were Directors of the Company and Officers of Rexel, S A.

        8. Defendants John B. Fraser, R. Gary Gentles, Austin List, Gerald E. Morris and Nicolas Sokolow at all relevant times hereto are and were directors of the Company.

        9. ITD, incorporated in Florida with its principal offices located at 301 46th Court, Meridian, Mississippi is a member of the Rexel Group and owns approximately 18% or 4,636,994 shares of Rexel common stock outstanding and is breaching its fiduciary duties to Rexel public shareholders.

        10. The Individual Defendants as officers and directors of Rexel have a fiduciary relationship and responsibility to plaintiff and the other common public stockholders of Rexel and owe to plaintiff and the other class members the highest obligations of good faith, loyalty, fair dealing, due care and candor.

                           CLASS ACTION ALLEGATIONS
                           ------------------------

        11. Plaintiff brings this action pursuant to Section 901 of the CPLR on behalf of himself and all other stockholders of the Company (except defendants and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant), who are or will be adversely affected by the conduct of the defendants as more fully described herein (the "Class").

        12. This action is properly maintainable as, a class action for the following reasons:

           (a) The Class is so numerous that joinder of all members is impracticable. As of February 5, 1997, Rexel had approximately 25 million shares of common stock outstanding;

           (b) The members of the Class are scattered throughout the United States and are so numerous as to make it impracticable to bring them all before this Court;

           (c) There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia,
                                                                     ----- ----
the following:

                i. whether defendants are breaching their fiduciary duties owned by them to plaintiff and members of the class and/or have aided and abetted in such breach, by virtue of their participation and/or acquiescence and by their other conduct complained of herein;

                ii. whether defendants are breaching their fiduciary obligations to plaintiff and members of the class by failing and refusing to attempt in good faith to maximize stockholder value;

                iii. whether defendants have wrongfully failed and refused to seek a purchaser of Rexel and/or any and all of its various assets or divisions at the best price obtainable; and

                iv. whether plaintiff and the other members of the Class will be irreparably damaged by defendants' wrongful conduct alleged herein and if so, what is the proper remedy and/or measure of damages.

          (d) The claims of plaintiff are typical of the claims of the Class in that all members of the Class will be damaged by defendants actions.

          (e) Plaintiff is committed tO prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff is an adequate representative of the Class.

             (f) The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class.

             (g) Defendants have acted or refused to act on grounds generally applicable to the Class, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the Class as a whole.

                   JURISDICTIONAL ALLEGATIONS
                   --------------------------

          13. This Court has jurisdiction over this action and the defendants for, inter alia, the following reasons:
     ----- ----
             (a) Defendant Rexel, Inc. is incorporated in and regularly transacts business in the State of New York;

             (b) Many of the tortious acts of defendants herein complained of were committed within the City, County and State of New York.

                CAUSE OF ACTION
                ---------------

          14. On August 29, 1997 Rexel, S.A. offered to buy all shares of Rexel, Inc. not owned by Rexel S.A. or ITD for $19.50 a share, or about S265 million.

          15. Rexel, S.A. said it is not interested in selling its interest in the Company.

          16. As set forth above, the Rexel Group already owns 50.6% of the outstanding common stock of Rexel. The loyalties of the Individual Defendants, all of whom are directors or executive officers of Rexel and 2 of whom are also directors of Rexel Group are, at best, divided in the transaction proposed by Rexel's controlling stockholder. The Individual Defendants are beholden to the Rexel Group, the majority owner and controlling stockholder of Rexel, and can not be expected to act in the best interest of Rexel's minority stockholders.

          17. The purpose of the proposed buyout is to enable the Rexel Group to acquire the remaining shares of Rexel it does not already own and to acquire Rexel's valuable assets for the Rexel Group's own benefit at the expense of Rexel's public stockholders.

          18. The proposed acquisition comes at a time when Rexel has performed well and the Rexel Group expects it will continue to perform well because it is already poised to do so. The Rexel Group has timed this transaction to capture Rexel's positive, performance and use it to their own ends, without paying an adequate or fair price for Rexel's remaining shares.

         19. On August 28, 1997, Rexel common stock closed at $18 7/8 per share on volume of 25,900 shares. Following the buyout announcement on August 29, 1997, Rexel stock rose $1.75 per share to $20 5/8 on volume of approximately 76,000 shares. The proposed transaction, at S19.50 per share, represents a meager premium over Rexel's current trading price.

           20. Defendants are in a position of control and power over the Rexel minority stockholders and have access to internal financial information about Rexel, its true value, expected increase in true value and the benefits to the Rexel Group of

100% ownership of Rexel to which plaintiff and the Class members are not privy. Defendants would be using their positions of power and control to benefit the Rexel Group in this transaction, to the detriment of the Rexel common stockholders.

          21. The Individual Defendants have clear and material conflicts of interest and are acting to better the interests of the Rexel Group at the expense of Rexel's public stockholders.

          22. Defendants have breached, conspired to breach, or aided and abetted the breach of their fiduciary and other common law duties owed to plaintiff and other members of the Class in that they have not and are not exercising independent business judgment and have acted and are acting to the detriment of the Class in order to benefit themselves. Any contemplated transaction would not be the product of arm's length negotiations and is not based upon any independent evaluation of the current value of Rexel's common stock, assets or business.

          23. The Rexel Group and the Individual Defendants have failed and refused to take those steps necessary to ensure that the Company's Shareholders will receive maximum value of their shares of Rexel stock.

          24. Defendants have thus far failed to announce any active auction or open bidding procedures best calculated to maximize shareholder value in selling the Company. As a result, defendants are acting to put their own interests ahead of the public shareholders, all at the expense and to the detriment of the Company's public shareholders.

          25. By virtue of the acts and conduct alleged herein, defendants, who control the actions of the Company, have carried out a preconceived plan and scheme to place their own personal interests ahead of the interests of Rexel's public shareholders. Defendants have violated their fiduciary duties owed to plaintiff and the Class in that they have not and are not exercising independent business judgment and have acted and are acting to the detriment of the Rexel's public shareholders for their own personal benefit.

          26. Defendants are breaching, conspiring to breach and/or aiding and abetting the breach of their fiduciary duties by reason of the acts and transactions complained of herein, including the effect of the proposed transaction without making an effort to obtain the best offer possible and by affirmatively attempting to prevent a better offer.

          27. As a result of the actions of the defendants, plaintiff and the other members of the.Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of Rexel's assets and businesses and/or have been and will be prevented from obtaining a fair and adequate price for their shares of Rexel's common stock.

          28. In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:

             . undertake an appropriate evaluation of
               Rexel's worth as an acquisition candidate;

             . act independently so that the interests of
               Rexel's public stockholders will be
               protected, including but not limited to the
                   retention of independent advisors to any committee of the Rexel board formed to consider the Rexel, S.A. offer and negotiate with Rexel, S.A. on behalf of Rexel's minority stockholders;

                 . adequately ensure that no conflicts of
                   interest exist between defendants' own
                   interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of Rexel's public stockholders; and

                 . if a merger transaction is to go forward,
                   require that it be approved by a majority of Rexel's public stockholders.

           29. Plaintiff seeks preliminary and permanent injunctive relief and declaratory relief preventing defendants from inequitably and unlawfully depriving plaintiff and the Class of their right to realize a full and fair value for their stock at a substantial premium over the market price, and to compel defendants to carry out their fiduciary duties to maximize shareholder value.

           30. Plaintiff and the class have no adequate remedy at law. Only through the exercise of this Court's equitable powers can plaintiff be fully protected from the immediate and irreparable injury which defendants' actions threaten to inflict.

           31. Unless enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, and/or aid and abet and participate in such breaches of duty, and will consummate the sale of Rexel at an inadequate and unfair price, or upon inequitable terms, all to the irreparable harm of plaintiff and the other members of the Class.

          32. Plaintiff and the Class have no adequate remedy at law.

          WHEREFORE, plaintiff prays for judgment and relief as follows:

          A. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;

          B. Declaring that defendants have breached their fiduciary and other duties to plaintiff and the other members of the Class;

          C. Entering an order requiring defendants to take the steps set forth hereinabove;

          D. Preliminarily and permanently enjoining the defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating or closing the proposed buyout transaction;

          E. In the event the proposed buyout is consummated, rescinding it and setting it aside;

          F. Awarding compensatory damages against defendants individually and severally in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;

          G. Awarding costs and disbursements, including plaintiff's counsel's fees and experts' fees; and

         H. Granting such other and further relief as the Court may deem just and proper.

Dated:  August 29, 1997
        New,York, New York



                                  Yours, etc .,

                                  ABBEY, GARDY & SQUITIERI, LLP
                                  212 East 39th Street
                                  New York, New York 10016
                                  (212) 889-3700

                        SUPREME COURT OF THE STATE OF NEW YORK
                        COUNTY OF NEW YORK
                        Index No.

                        =============================

                        RICHARD APPLEBY on behalf of himself and all others similarly situated,

                                          Plaintiffs,

                             -against-

                        REXEL, INC., REXEL, S.A.
                        INTERNATIONAL TECHNICAL DISTRIBUTORS,
                        INC., GILLES GUINCHARD, ERIC LOMAS,
                        SERGE WEINBERG, PIERRE CHAREYRE,
                        ALAIN REDHUELL, JOHN B. FRASER, R.
                        GARY GENTLES, AUSTIN LIST, GERALD E.
                        MORRIS and NICOLAS SOKOLOW,

                                          Defendants.




                        =============================



                        CLASS ACTION COMPLAINT



                        =============================

                         ABBEY, GARDY & SQUITIERI, LLP

                         Attorney(s) for   Plaintiff

                            212 EAST 39TH STREET
                            NEW YORK, N.Y. 10016
                               (212) 889-3700